EXHIBIT 99.1

MIKOHN

FOR IMMEDIATE RELEASE

CONTACT:	Michael A. Sicuro
702.263.2505

MIKOHN REPORTS FOURTH QUARTER 2003 OPERATING RESULTS

FORECASTS 50% IMPROVEMENT IN EBITDA AND POSITIVE FREE CASH FLOW IN 2004

LAS VEGAS—March 24, 2004—Mikohn Gaming Corporation (NASDAQ: MIKN) (the Company), a leading provider of diversified products and services used in the gaming industry worldwide, announced today that it reported a net loss before interest, depreciation, amortization, slot rent, other expense/asset write-downs and the early retirement of debt of $0.7 million, or $0.03 per share, for the three months ended December 31, 2003 as compared to net income of $8.2 million, or $0.63 per share, in the same period a year ago.

Including interest, depreciation, amortization, slot rent, other expense/asset write-downs and the early retirement of debt, the net loss for the fourth quarter of fiscal 2003 was $22.5 million, or $1.14 per share, as compared to net income of $0.1 million, or $0.01 per share, during the same period a year ago.

For the year ended December 31, 2003, the Company recorded net income before interest, depreciation, amortization, slot rent and other expense/asset write-downs and the early retirement of debt of $15.4 million, or $1.04 per share, as compared to net income of $12.4 million, or $0.97 per share, during the same period a year ago.

Including interest, depreciation, amortization, slot rent, other expense/asset write-downs and the early retirement of debt, the net loss for the year ended December 31, 2003 was $34.2 million, or $2.33 per share, as compared to a net loss of $37.9 million, or $2.95 per share, during the same period a year ago.

Other expense/asset write-downs and the early retirement of debt of $13.8 million and $15.3 million were recorded in the three and twelve months ended December 31, 2003, respectively, in connection with the debt refinancing completed during the fourth quarter, the write-down of various obsolete assets, the closure of all overseas manufacturing operations and severance and other charges related to the departure of former members of management. During the year ended December 31, 2002, other expense/asset write-downs of $16.7 million were recorded in connection with the write-down of various obsolete assets, severance and other costs related to staff reductions and plant closures, and other charges related to the departure of former members of management and the Board of Directors.

Revenues for the fourth quarter of fiscal 2003 declined to $20.0 million from $28.7 million in the same period a year ago due primarily to lower license fees from slot and table games, and product sales. During the year ended December 31, 2003, revenues declined to $91.8 million from $109.4 million in 2002 also due to lower license fees from slot and table games, and product sales. The decline in slot and table game revenues during the three and twelve months ended December 31, 2003 as compared to the same periods in 2002 was primarily the result of a decrease in the installed base of slot and table game contracts. There was no material shift in the fee per day for slot and table contracts in 2003 as compared to 2002. The decrease in product sales for both periods during 2003 as compared to 2002 was primarily due to the elimination of selling these products in Australia and a decrease in demand in North America.

Revenues from systems sales increased to $4.4 million in the fourth quarter of fiscal 2003 from $4.1 million in the 2002 quarter due primarily to increased demand by new and existing customers. Systems sales revenues also increased during the 2003 fiscal year to $14.0 million from $9.4 million for the same reason.

President and Chief Executive Officer Russel McMeekin stated: “Our focus in 2003 was on mission critical issues related to liquidity, balance sheet leverage, improving our gross margins and completing our management reorganization in an effort to eliminate the negative cash flow from the business model. These actions taken in 2003 will result in an incremental increase in free cash flow in 2004 between $8 – $10 million, an improved balance sheet and liquidity position and a business model founded on generating revenues from licensing our technology and content at margins higher than the former model which focused on both capital intensive manufacturing and licensing game content.”

Financial Outlook

Chief Financial Officer Michael A. Sicuro stated: “With the positive changes in our business model becoming more visible and the first stage of the balance sheet restructuring complete, Mikohn is poised to have significantly improved financial results in 2004. We believe the trend in our revenues will stabilize during the next two fiscal quarters, and will begin to increase during the second half of 2004. We estimate revenues, EBITDA and free cash flow to be $90 – $100 million, $14 – $20 million and $2 – $4 million in 2004, respectively. In addition, we expect GAAP reported net earnings to be between a loss of $8 million to positive net earnings of $1 million, and to be at least break even in the fourth quarter if we achieve the midpoint of our revenue estimates. For the first quarter of fiscal 2004, we expect to generate revenues from $19 – $21 million which will result in a GAAP reported net loss of $5 – $6 million and negative free cash flow of $1 – $3 million.”

Free cash flow is defined as the net change in cash and cash equivalents at the beginning of a period as compared to the cash and cash equivalents at the end of that same reporting period; EBITDA is defined as earnings before interest, taxes, depreciation and amortization. GAAP is defined as generally accepted accounting principles as applied in the United States.

A conference call to discuss Mikohn’s operating results for the three and twelve months ended December 31, 2003 will be hosted by management on March 25, 2004 at 8:00 AM PST. Interested parties may participate via teleconference by dialing 800.901.5213, passcode 33179923. International parties may participate by dialing 617.786.2962, passcode 33179923. The teleconference will be webcast on the Company’s website at www.mikohn.com. A replay of the teleconference can be accessed for 30 days by dialing 888.286.8010, passcode 83055874, and international parties by dialing 617.801.6888, passcode 83055874, or on the Company’s website at www.mikohn.com.

About Mikohn: Mikohn is a leading supplier of innovative and diversified products and services used in the gaming industry worldwide. The Company develops, manufactures and distributes an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The Company is also a market leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the Company’s website at www.mikohn.com.

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Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding increases in free cash flow, expectations with respect to the Company’s balance sheet and liquidity position, anticipated improvement in gross margins, expected revenue trends and expected revenue, EBITDA, free cash flow and net earnings for 2004 and the first and fourth quarters of fiscal 2004. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to delay in the introduction of new products, rights licensed from content providers, the Company’s ability to enforce its intellectual property rights, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

MIKOHN GAMING CORPORATION

CONSOLIDATED BALANCE SHEETS

as of December 31, 2003 and 2002

(Amounts in thousands)

	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$8,683	$16,275
Accounts receivable, net	11,497	14,286
Installment sales receivable, net	501	513
Inventories, net	6,258	10,578
Prepaid expenses	2,498	4,063
Deferred tax asset	3,313	3,313

Total current assets	32,750	49,028
Installment sales and notes receivable, net	97	408
Property and equipment, net	11,869	21,824
Intangible assets, net	55,506	57,838
Goodwill	2,860	2,860
Other assets	6,090	10,035

Total assets	$109,172	$141,993

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade accounts payable	$6,176	$8,715
Customer deposits	2,981	3,928
Current portion of long-term debt and notes payable	727	1,654
Accrued liabilities	8,696	11,241
Deferred revenues and license fees	1,027	1,501

Total current liabilities	19,607	27,039
Long-term debt and notes payable, net of unamortized discount of 2,320 and 4,732	62,989	101,330
Other long-term liabilities	3,073	4,422
Deferred tax liability	16,114	16,114

Total liabilities	101,783	148,905

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 21,910,611 and 13,049,773 issued and outstanding	2,191	1,305
Additional paid-in capital	114,325	67,299
Other comprehensive loss	(253)	(858)
Accumulated deficit	(108,162)	(73,946)

Subtotal	8,101	(6,200)

Less treasury stock, 194,913 shares, at cost	(712)	(712)

Total stockholders’ equity (deficit)	7,389	(6,912)

Total liabilities and stockholders’ equity (deficit)	$109,172	$141,993

MIKOHN GAMING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Amounts in thousands

except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Revenues:
Slot and table games	$8,417	$12,119	$40,932	$50,443
Product sales	7,101	12,476	36,919	49,556
Systems	4,436	4,079	13,952	9,372

Total revenues	19,954	28,674	91,803	109,371
Cost of revenues:
Slot and table games	2,819	4,703	13,999	18,867
Product sales	6,598	6,355	25,736	34,984
Systems	2,400	2,512	7,114	4,740

Total cost of revenues	11,817	13,570	46,849	58,591
Gross profit	8,137	15,104	44,954	50,780
S G & A expenses	7,451	5,697	24,474	31,040
Slot rent expense	1,456	1,386	5,668	5,459
Research and development	1,372	1,251	5,159	4,247
Depreciation & amortization	3,863	2,868	14,314	12,501
Other expense/asset write-downs	4,245	—	5,807	16,653

	18,387	11,202	55,422	69,900

Operating income (loss)	(10,250)	3,902	(10,468)	(19,120)
Interest expense	(2,748)	(3,899)	(14,324)	(15,689)
Loss on early retirement of debt	(9,524)	—	(9,524)	—
Other income, net	(37)	223	87	375

Income (loss) from continuing operations before income tax provision (benefit)	(22,559)	226	(34,229)	(34,434)
Income tax (benefit) provision	22	(54)	13	(1,480)

Income (loss) from continuing operations	(22,537)	172	(34,216)	(35,914)
Loss from discontinued operations, net of taxes	—	(93)	—	(1,989)

Net income (loss)	$(22,537)	$79	$(34,216)	$(37,903)

Weighted average common shares:
Basic	19,784	12,920	14,689	12,843
Diluted	19,784	12,920	14,689	12,843

Basic and diluted earnings (loss) per share:
Earning (loss) from continuing operations	$(1.14)	$0.01	$(2.33)	$(2.80)
Loss from discontinued operations	0.00	(0.01)	0.00	(0.15)

Net earnings (loss) per share	$(1.14)	$0.01	$(2.33)	$(2.95)

MIKOHN GAMING CORPORATION

RECONCILIATION of EARNINGS (LOSS) BEFORE

INTEREST, DEPRECIATION, AMORTIZATION, SLOT RENT,

OTHER EXPENSE/ASSET WRITE-DOWNS AND LOSS ON EARLY RETIREMENT OF DEBT

(amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Net income (loss)	$(22,537)	$79	$(34,216)	$(37,903)
Add: Interest expense	2,748	3,899	14,324	15,689
Depreciation & amortization	3,863	2,868	14,314	12,501
Slot rent expense	1,456	1,386	5,668	5,459
Other expenses/asset-write downs	4,245	—	5,807	16,653
Loss on early retirement of debt	9,524	—	9,524	—

Earnings (loss) before interest, depreciation amortization, slot rent, other expense/asset write-downs and loss on early retirement of debt	$(701)	$8,232	$15,421	$12,399

Mikohn

Installed Base—Gaming

	As of December 31, 2003
	Slots	Tables	Total
Hardware Owned by Mikohn—Daily Fees	1,575	1,007	2,582
Hardware Owned by Operator—Daily Fees	289	435	724
Periodic Fees (Annual, Quarterly, One-Time)	435	0	435

Total In-Service Installed Base	2,299	1,442	3,741

Installation in Process	524	22	546

Out-of-Service	806	24	830